SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

DATE OF REPORT: January 31, 2006

(Date of earliest event reported)

OVERSEAS PARTNERS LTD.

(Exact name of registrant as specified in its charter)

Islands of Bermuda	0-11538	N/A
(State or other jurisdiction of incorporation or organization)	(Commission file Number)	(I.R.S. Employer Identification No.)

Cumberland House, One Victoria Street, Hamilton HM 11, Bermuda

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (441) 295-0788

Not Applicable

Former name, former address and former fiscal year, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 – Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

At a Special General Meeting of shareowners of Overseas Partners Ltd. held on January 31, 2006, resolutions were adopted that the Company be wound up voluntarily pursuant to the provisions of the Bermuda Companies Act 1981 and that Peter C.B. Mitchell and Nigel J.S. Chatterjee be appointed joint liquidators to act for the purposes of such winding up, such appointments to be effective as of January 31, 2006. These resolutions are consistent with previously announced plans to liquidate the Company.

Under Bermuda law, upon the adoption of the resolutions in favor of the winding up and the appointment of joint liquidators, the Board of Directors and Officers lose all power and authority, and the joint liquidators assume responsibility for the winding up, including the identification and settlement of all remaining liabilities, the distribution of remaining capital to shareowners and the ultimate dissolution of the Company. As such, as of January 31, 2006, Mark R. Bridges, Robert J. Clanin, Mark B. Cloutier, D. Scott Davis, Joseph M. Pyne and Cyril E. Rance no longer have powers as directors of Overseas Partners Ltd., and Mark R. Bridges, Lynda A. Davidson Leader and Chris Fleming are no longer executive officers of Overseas Partners Ltd. As previously disclosed, the employment with Overseas Partners Ltd. of Mark R. Bridges, Lynda A. Davidson Leader and Chris Fleming will terminate effective February 10, 2006.

Peter C.B. Mitchell is 51 years old and is the Managing Partner of PricewaterhouseCoopers in Bermuda. Nigel J.S. Chatterjee is 52 years old and is a Director of PricewaterhouseCoopers in Bermuda. Each of them has been employed by PricewaterhouseCoopers for in excess of five years. Messrs. Mitchell and Chatterjee hold UK Insolvency Licenses and each has over 20 years insolvency experience. They have handled numerous liquidations in Bermuda.

At the Special General Meeting a resolution was adopted that the joint liquidators will be remunerated on a time incurred basis for all work reasonably and properly carried out in the winding up of the Company, together with reasonable out-of-pocket expenses and proper disbursements incurred in connection with the winding up.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on behalf by the undersigned, hereunto duly authorized.

Date: February 3, 2006	OVERSEAS PARTNERS LTD.
(Registrant)

	By:	/s/ Peter C.B. Mitchell
Peter C.B. Mitchell
Joint Liquidator

	By:	/s/ Nigel J.S. Chatterjee
Nigel J.S. Chatterjee
Joint Liquidator